Exhibit 3


                                                             As of May 25, 2006


Cascade Bancorp
1100 NW Wall Street
P.O. Box 369
Bend, Oregon 97709

     Re: Transfer of Shares by David F. Bolger

     Reference is made to the Shareholders Agreement, dated as of December 27, 2005, by and among Cascade Bancorp (the "Company"), David F. Bolger and each person listed on Schedule A thereto (the "Shareholders Agreement").

     Mr. Bolger has informed Northfield Mount Hermon School ("Northfield Mt. Hermon") that he intends to transfer by way of an outright gift and without receipt of any payment of consideration in exchange therefor 333,333 Shares (as such term is defined in the Shareholders Agreement) to Northfield Mt. Hermon immediately or shortly following the effective time of the Merger (as such term is defined in the Shareholders Agreement). Northfield Mt. Hermon understands that (i) this transfer constitutes a "Permitted Transfer" under Section 2.03(d) of the Shareholders Agreement, (ii) it will be receiving more than one percent (1%) of the Total Outstanding Common Stock (as such term is defined in the Shareholders Agreement) and (iii) upon receipt of such 333,333 Shares, it will not own five percent (5%) or more of the Total Outstanding Common Stock. Accordingly, Northfield Mt. Hermon hereby agrees, pursuant to Section 2.03(d) of the Shareholders Agreement, that it will not sell more than one percent (1%) of the Total Outstanding Common Stock in any 90-day period without the prior written consent of the Company. Except with respect to the foregoing, Northfield Mt. Hermon understands and acknowledges that, upon receipt of its Shares, it will not be a party to the Shareholders Agreement and the Shares held by it will not be subject to the Shareholders Agreement; provided, that it will be entitled to sell its Shares pursuant to an effective registration statement filed in connection with Section 4 of the Shareholders Agreement (subject to the restrictions set forth in the Investor Representation Letter, dated the date hereof, among Northfield Mt. Hermon, Cascade and Mr. Bolger); provided, further, that it shall not be entitled to make any demand or request to the Company to file or withdraw a registration statement pursuant to Section 4 of the Shareholders Agreement.

     In addition, to give effect to the foregoing restriction, Northfield Mt. Hermon agrees that the certificates evidencing the Shares shall bear a legend to the following effect until such restrictions are no longer relevant:

     THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF


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     EXCEPT IN CONFORMITY WITH THE TERMS OF A LETTER AGREEMENT (THE "AGREEMENT")
     AMONG CASCADE BANCORP (THE "CORPORATION") AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). SUCH AGREEMENT CONTAINS RESTRICTIONS ON THE ASSIGNMENT, TRANSFER, OR OTHER DISPOSITION OF SUCH CORPORATION'S SECURITIES. THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF THE SHAREHOLDERS AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.



                                            NORTHFIELD MOUNT HERMON SCHOOL


                                            By   /s/ Thomas K. Sturtevant
                                                --------------------------------
                                                Name:  Thomas K. Sturtevant
                                                Title: Head of School


Accepted and agreed to as of the date first written above:

CASCADE BANCORP

By  /s/ G. D. Newton
    --------------------------------
    Name:  G. D. Newton
    Title: CFO/EVP and Secretary